June 9, 2008
Via Email
Stephen Hayden
Hayden Capital Corp.
2331 — 4th Avenue NW
Calgary, AB
T2N 0P1

Re:	Notice of Extension Convertible Promissory Notes dated February 5, 2008
Dear Mr. Hayden,
On behalf of Ecology Coatings, Inc., please consider this letter the collective exercise of the options to extend the terms of the aforementioned promissory notes for extension period of one (1) month. In accordance with the terms of the notes, I have enclosed three (3) warrants to purchase a combined Two Hundred ten thousand (210,000) shares of the Company’s common stock as the extension fee. Should there be any questions pertaining to this matter or if you need any additional information, please do not hesitate to contact me.
Thank you for your time in addressing this matter.

Yours very truly,

/s/ Adam S. Tracy

Adam S. Tracy, Esq. Vice President, General Counsel
cc
Richard D. Stromback
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